Exhibit 16.1

D. Brooks and Associates CPA’s, P.A. Certified Public Accountants Valuation Analysts

July 12, 2016

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sirs:

We have read Item 4.01 of Fortune Capital Financial Holding Corp. (the “Company”) Form 8-K dated July 8, 2016, and are in agreement with the statements relating only to D. Brooks and Associates CPA’s contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

/s/ D. Brooks and Associates, CPA’s, P.A.

D. Brooks and Associates, CPA’s, P.A.

D. Brooks and Associates CPA’s, P.A. 319 Clematis Street, Suite 318 West Palm Beach, FL 33401 – (561) 429-6225